EXHIBIT 99.1

Consolidated Communications Adds New Board Member

MATTOON, Ill., Feb. 21, 2013 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) announced today that Thomas A. Gerke, Chief Legal Officer of H&R Block and former President and Chief Executive Officer of Embarq, will join the Company's board of directors.

"Tom's extensive telecommunications experience makes him a valuable addition, and we are delighted to have him join Consolidated's board," said Dick Lumpkin, Consolidated's chairman.

Gerke is currently Chief Legal Officer for H&R Block. From 2006 to 2009, he worked in various executive level positions at Embarq and served as President and Chief Executive Officer starting in 2007. Embarq was merged with CenturyLink in 2009 where Gerke served as Executive Vice Chairman through 2010. Prior to Embarq, he worked in a broad range of executive positions with Sprint, including General Counsel.

"Tom brings a wealth of experience in operational and strategic areas of telecommunications. As a long-time resident in the Kansas City region, Tom has insight into that region's marketplace where we operate," said Bob Currey, Consolidated's President and Chief Executive Officer. "I look forward to working with Tom."

Gerke resides in Leawood, Kansas and serves on several local boards, including Rockhurst University and the Kansas City Local Investment Commission. He earned his Bachelor of Science degree in Business Administration from the University of Missouri in Columbia, his MBA from Rockhurst University, and his Juris Doctorate degree from the University of Missouri School of Law in Kansas City.

The addition of Gerke gives the Board four independent members out of a total of six. In addition to Gerke, Consolidated's board of directors consists of Richard Lumpkin, Chairman; Robert Currey, Consolidated's President and CEO; Maribeth Rahe, President and CEO of Fort Washington Investment Advisors, Inc.; Roger Moore, former President and CEO of Illuminet Holdings, Inc.; and Timothy Taron, Senior Partner with the law firm of Hefner Stark & Marois, LLP and a former Director for SureWest Communications.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

CONTACT: Matt Smith
         Treasurer & Investor Relations
         217-258-2959
         Matthew.smith@consolidated.com